Exhibit 23.4
Consent of Independent Appraisal Firm
Archipelago Learning, Inc.
Dallas, Texas
We hereby consent to the inclusion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” included in the Registration Statement on Form S-1 of Archipelago Learning, Inc. of references to us and our reports, dated March 12, 2008 and March 20, 2009, relating to the fair value of the shares of Study Island, LLC and Study Island Holdings, LLC.
/s/ Waterview Advisors
Waterview Advisors
Dallas, Texas
November 16, 2009